SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.   )

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Outback Steakhouse, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OUTBACK STEAKHOUSE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 23, 2003

     Notice is hereby given that the Annual Meeting of Stockholders of OUTBACK STEAKHOUSE, INC. (the “Company”) will be held at the A la Carte Event Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634, on Wednesday, April 23, 2003 at 10:00 A.M., Tampa time, for the following purposes:

1.	To elect four directors, each to serve for a term of three years and until his or her successor is duly elected and qualified; and
2.	To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on February 28, 2003 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

March 28, 2003	By Order of the Board of Directors JOSEPH J. KADOW Secretary

Stockholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed postage-paid envelope.

OUTBACK STEAKHOUSE, INC.

PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of OUTBACK STEAKHOUSE, INC., a Delaware corporation (the “Company”), to be held on Wednesday, April 23, 2003 at 10:00 A.M., Tampa time, at the A la Carte Event Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634, and at any adjournment or postponement of the meeting. The Notice of Annual Meeting, this statement and the accompanying proxy, together with the Company’s Annual Report to Stockholders for the year ended December 31, 2002, are first being sent to stockholders on or about March 28, 2003.

     The close of business on February 28, 2003 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 75,684,135 shares of Common Stock, $.01 par value (“Common Stock”), each of which will be entitled to one vote.

ELECTION OF DIRECTORS

     The Board of Directors (the “Board”) has fixed the number of directors of the Company, pursuant to the Company’s Bylaws, at 13. The 13 directors are divided into two classes of four directors each and one class of five directors. At the meeting, the stockholders will vote on the election of the four nominees named below, each to serve for a term of three years and until his or her successor is duly elected and qualified. A plurality of the shares of Common Stock present in person or represented by proxy at the meeting is required for the election of directors. Consequently, the four nominees who receive the greatest number of votes will be elected as directors of the Company. Common Stock represented by proxies appointed by the Board, unless otherwise specified on the proxy card, will be voted for the election of the four nominees named below.

     The following information identifies the persons nominated for election as a director and each director of the Company whose term of office will continue after the meeting.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Name	Age	Director Since	Term Expires

Debbi Fields	46	1996	2006
Thomas A. James	60	2002	2006
Robert S. Merritt	51	1992	2006
Chris T. Sullivan	55	1991	2006

Debbi Fields	Founder of Mrs. Fields, Inc., an international franchisor and operator of retail dessert stores, serving as Chairman of the Board from 1992 to 1996.

Thomas A. James	Chairman and Chief Executive Officer of Raymond James Financial, Inc., since 1983, and Chief Executive Officer of its subsidiary, Raymond James and Associates, Inc., since 1969.

Robert S. Merritt	Senior Vice President, Chief Financial Officer and Treasurer of the Company since 1991.

Chris T. Sullivan	Founder, Chairman and Chief Executive Officer of the Company since its formation in 1991.

DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

Name	Age	Director Since	Term Expires

Paul E. Avery	43	1998	2004
Robert D. Basham	55	1991	2005
John A. Brabson, Jr.	62	1992	2004
Charles H. Bridges	72	1992	2004
W. R. Carey, Jr.	55	1992	2005
J. Timothy Gannon	54	1991	2004
Lee Roy Selmon	48	1994	2004
Nancy Schneid	44	1995	2005
Toby S. Wilt	58	1997	2005

Paul E. Avery	President of Outback Steakhouse of Florida, Inc. (“OSF”), a subsidiary of the Company, since April 1997.

Robert D. Basham	Founder, President and Chief Operating Officer of the Company since its formation in 1991. Mr. Basham is a director of MarineMax, Inc.

John A. Brabson, Jr.	President of Brabson Investments, Inc., a privately-owned investment company, since January 2000. From 1996 to January 2000, Mr. Brabson served as Chairman of the Board of Lykes Bros. Inc., a privately-owned holding company. From 1990 to 1996, Mr. Brabson served as Chairman, Chief Executive Officer and President of Peoples Gas System, Inc.

Charles H. Bridges	Retired; until 1998, Vice President, Treasurer and director of Matilda Management Company, a private restaurant management company that owns Outback Steakhouse® restaurants in northern California as a franchisee of the Company.

W. R. Carey, Jr.	President and Founder of Corporate Resource Development, a sales and marketing consulting and training firm, since 1981. Mr. Carey is a director of Kforce, Inc.

J. Timothy Gannon	Founder and Senior Vice President of the Company since its formation in 1991.

Nancy Schneid	Senior Vice President – Marketing and Advertising of the Company since April 2002. From 1991 to April 2002, Vice President-Marketing of OSF.

Lee Roy Selmon	Director of Athletics, University of South Florida, a state university, since May, 2001. From 1993 to May 2001, Mr. Selmon served as Associate Athletic Director for External Affairs, University of South Florida.

Toby S. Wilt	Chairman of Christie Cookie Company, a privately-owned, multi-faceted gourmet cookie manufacturer, retailer and wholesaler, since 1989, and President of TSW Investment Company, a privately-owned investment company, since 1987. Mr. Wilt is a director of 1st Source Corporation.

     The Board held four meetings in 2002. Each director attended 75% or more of the aggregate number of Board meetings and committee meetings on which such director served. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

     The members of the Audit Committee are Messrs. Brabson, Carey and Wilt and Mrs. Fields. Mr. Carey serves as Chairman of the Audit Committee. The Audit Committee held four meetings during 2002. The Audit Committee is responsible for reviewing the audit plans of the Company’s independent auditors, evaluating the adequacy of and monitoring compliance with the Company’s accounting policies and reviewing the Company’s annual financial statements. The Board has adopted the Audit Committee Charter, which was provided to stockholders as an attachment to the Proxy Statement for the 2001 annual meeting.

     The members of the Compensation Committee during 2002 were Messrs. Bridges, Flom and Selmon. Mr. Selmon serves as Chairman of the Compensation Committee. The Compensation Committee held two meetings during 2002. The Compensation Committee is responsible for establishing the compensation of executive officers and administers the Company’s Amended and Restated Stock Option Plan.

     The members of the Nominating Committee are Messrs. Brabson, Carey and Wilt. Mr. Brabson serves as Chairman of the Nominating Committee. The Nominating Committee held three meetings during 2002. The Nominating Committee determines the Company’s requirements for directors and executive officers and recommends to the full Board nominees for election. The Nominating Committee met in 2002 to recommend the nominees presented in this Proxy Statement. The Nominating Committee does not accept nominations from stockholders.

     Edward L. Flom, a director since 1991, is retiring from the Board as of the 2003 Annual Meeting of Stockholders of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table describes the beneficial ownership of the Company’s Common Stock as of February 28, 2003 (except as noted) by each person known to the Company to beneficially own more than five percent of the Company’s Common Stock, each director, each nominee for election as a director, each executive officer named in the Summary Compensation Table, and all named executive officers and directors as a group.

Name of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Class

Chris T. Sullivan(2)(3)	7,820,765	10.33%
Robert D. Basham(2)(4)	9,916,901	13.10%
J. Timothy Gannon(2)(5)	8,516,075	11.25%
Robert S. Merritt(6)	337,531	*
Paul E. Avery(7)	372,500	*
John A. Brabson, Jr.(8)	23,531	*
Charles H. Bridges(9)	325	*
W. R. Carey, Jr.(10)	45,000	*
Debbi Fields(11)	0	*
Edward L. Flom(12)	123,142	*
Thomas A. James(13)	5,069	*
Nancy Schneid(14)	120,526	*
Lee Roy Selmon(15)	7,000	*
Toby S. Wilt(16)	75,000	*
Multi-Venture Partners, Ltd.(2)	7,791,075	10.29%
T. Rowe Price Associates, Inc.(17)	899,240	1.19%
FMR Corp.(18)	8,411,704	11.11%
Massachusetts Financial Services Company(19)	4,769,120	6.30%

All directors and executive officers as a group (14 persons)	11,781,215	15.57%

*Less than one percent.
(1)	The named stockholders have sole voting and dispositive power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.
(2)	Multi-Venture Partners, Ltd. (“MVP”) is an investment partnership formed by Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon. Messrs. Sullivan, Basham and Gannon are the only limited partners in MVP and are the only members of MVP’s sole general partner, SBG Investments, L.L.C. (“SBG”), a limited liability company. The management of MVP is controlled by SBG, which owns a .94% general partnership interest in MVP. Mr. Sullivan owns a 37.44% limited partner interest in MVP and 40% of the member interests in SBG; Mr. Basham owns a 38.51% limited partner interest in MVP and 40% of the member interests in SBG; and Mr. Gannon owns a 23.11% limited partner interest in MVP and 20% of the member interests in SBG.

(3)	Includes (i) 7,791,075 shares owned by MVP; and (ii) 2,568 shares owned by Mr. Sullivan’s children for whom Mr. Sullivan serves as custodian. Mr. Sullivan shares voting and dispositive power with respect to Common Stock owned by MVP.

(4)	Includes (i) 7,791,075 shares owned by MVP; and (ii) 2,012,973 shares owned by the Robert D. Basham Irrevocable Trust Agreement of 2002 of which Mr. Basham is the sole beneficiary. Mr. Basham shares voting and dispositive power with respect to Common Stock owned by MVP.

(5)	Includes (i) 7,791,075 shares owned by MVP. Mr. Gannon shares voting and dispositive power with respect to Common Stock owned by MVP; and (ii) 350,000 common shares subject to a pre-paid forward sales contract as to which Mr. Gannon has voting and dispositive power.

(6)	Includes 200,000 shares underlying stock options that Mr. Merritt currently has the right to acquire at an exercise price of $24.875 per share. Does not include 450,000 shares underlying stock options that are not exercisable within 60 days of February 28, 2003.

(7)	Includes 92,500, 150,000, 83,000 and 40,000 shares underlying stock options that Mr. Avery currently has the right to acquire at exercise prices of $14.33, $17.67, $15.00 and $24.94 per share, respectively. Does not include 760,000 shares underlying stock options that are not exercisable within 60 days of February 28, 2003.

(8)	Includes 3,000 shares owned by John A. Brabson, Jr. Investment Retirement Account. Does not include share equivalents representing value of shares held under the Directors’ Deferred Compensation and Stock Plan.

(9)	Consists of 200 shares owned by the Amended and Restated Revocable Trust Agreement of Helen H. Bridges under trust dated November 22, 1999, as amended, of which Mrs. Bridges is the sole Trustee and beneficiary; and 125 shares owned by the Amended and Restated Revocable Trust Agreement of Charles H. Bridges under trust dated November 22, 1999, as amended, of which the Mr. Bridges is the sole Trustee and beneficiary. Does not include share equivalents representing value of shares held under the Directors’ Deferred Compensation and Stock Plan.

(10)	Does not include share equivalents representing value of shares held under the Directors’ Deferred Compensation and Stock Plan.
(11)	Does not include share equivalents representing value of shares held under the Directors’ Deferred Compensation and Stock Plan.
(12)	Consists of 123,142 shares held by the Edward Leonard Flom Revocable Trust of which Mr. Flom is the grantor and sole trustee. Does not include share equivalents representing value of shares held under the Directors’ Deferred Compensation and Stock Plan.

(13)	Does not include 45,000 shares underlying stock options that are not exercisable within 60 days of February 28, 2003.
(14)	Includes 30,000, 30,000, 30,000 and 20,000 shares underlying stock options that Mrs. Schneid currently has the right to acquire at exercise prices of $17.50, $15.00, $24.875 and $24.94 per share, respectively. Does not include 125,000 shares underlying stock options that are not exercisable within 60 days of February 28, 2003.

(15)	Consists of 7,000 shares underlying stock options that Mr. Selmon has the right to acquire at an exercise price of $17.50 per share. Does not include share equivalents representing value of shares held under the Directors’ Deferred Compensation and Stock Plan.

(16)	Includes 45,000 shares underlying stock options that Mr. Wilt currently has the right to acquire at an exercise price of $15.00 per share. Does not include share equivalents representing value of shares held under the Directors’ Deferred Compensation and Stock Plan.

(17)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc., a Maryland corporation (“T. Rowe Price”), with the Securities and Exchange Commission (“SEC”) on February 6, 2003, reflecting beneficial ownership as of December 31, 2002. These shares are owned by various individual and institutional investors for which T. Rowe Price serves as investment adviser with power to direct investments. T. Rowe Price has sole power to vote 150,240 of the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934 (“Exchange Act”), T. Rowe Price is deemed to be a beneficial owner of such shares; however, T. Rowe Price expressly disclaims that it is the beneficial owner of such shares.

(18)	Based on a Schedule 13G filed by FMR Corp., a Massachusetts corporation, with the SEC on February 14, 2003, reflecting beneficial ownership as of December 31, 2002. Includes: (i) 8,022,630 shares beneficially owned by Fidelity Management & Research Company; (ii) 254,500 shares beneficially owned by Fidelity Management Trust Company; (iii) 5,574 shares beneficially owned by Geode Capital Management, LLC; (iv) 125,300 shares beneficially owned by Fidelity International Limited; and (v) 3,700 shares beneficially owned by Strategic Advisers, Inc. FMR Corp. has the sole power to vote or direct the vote of 389,074 shares and no shared voting power. FMR Corp. has the sole power to dispose of all 8,411,704 shares.

(19)	Based on a Schedule 13G filed by Massachusetts Financial Services Company, a Delaware corporation (“MFSC”), with the SEC on February 13, 2003, reflecting beneficial ownership as of December 31, 2002. These shares are owned by various individual and institutional investors for which MFSC serves as investment adviser with power to direct investments. MFSC has sole power to vote 4,633,040 of the shares.

     The mailing address of the Company and of Messrs. Sullivan, Basham and Gannon is 2202 North West Shore Boulevard, 5th Floor, Tampa, Florida 33607. The address of MVP and SBG is 3111 South Valley View, Suite B-101, Las Vegas, Nevada 89102. The address of T. Rowe Price is 100 East Pratt Street, Baltimore, Maryland 21202. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The address of MFSC is 500 Boylston Street, Boston, Massachusetts 02116.

EXECUTIVE COMPENSATION

     The following table describes the compensation earned by the Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries (each, a “named executive officer”):

SUMMARY COMPENSATION TABLE

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Under- Lying Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- Sation ($)(2)

Chris T. Sullivan	2002	465,586	0					10,952
Chairman and Chief	2001	452,025	0					10,070
Executive Officer	2000	430,500	0					9,482

Robert D. Basham	2002	465,586	0					10,947
President and Chief	2001	452,025	0					10,071
Operating Officer	2000	430,500	0					9,482

John Timothy Gannon	2002	346,351	0					10,258
Senior Vice President	2001	336,265	0					9,474
	2000	320,250	0					8,884

Robert S. Merritt	2002	322,504	0					4,247
Chief Financial Officer,	2001	313,110	0					3,941
Treasurer and Assistant Secretary	2000	298,200	0					3,695

Paul E. Avery	2002	454,230	522,645					2,619
President of OSF	2001	440,600	479,643			300,000		2,447
	2000	420,000	669,330			200,000		2,348

(1)	Bonus amounts paid in 2000-2002 to Mr. Avery represent amounts paid under the quarterly bonus plan established for him by the Compensation Committee and the Company’s Corporate Employee Bonus Plan. See “Executive Compensation-Report by the Compensation Committee on Executive Compensation-Cash Incentives” for a discussion of these plans.

(2)	Reflects the present value of the economic benefit for 2000, 2001 and 2002, respectively, of the portion of the premium paid by the Company during 2000, 2001 and 2002 with respect to the split-dollar life insurance agreement for the named individual (see “Employee Agreements” below for a description of such agreements), based on the time period between the date on which the premium was paid by the Company and December 31, 2002. Under the split-dollar life insurance agreement, the Company was obligated to pay the premium for the split-dollar policy for only one year, and may pay the premiums annually for ten years, ending in November 7, 2009. The Company ceased paying the premiums for the split dollar policy as of November, 2001.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

None.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTIONS/SAR VALUE TABLE

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs At FY-End (#)(1)(2)		Value of Unexercised In-the-Money Options/SARs at FY-End ($)*

			Exercisable	Unexercisable	Exercisable	Unexercisable

Bob Merritt (1)	137,500	1,853,653.25	50,000	600,000	$467,750	$5,613,000
Paul E. Avery (2)	40,000	785,588.00	325,500	500,000	$5,920,840	$3,709,000

*Based on $34.23, the average high and low sales of prices of the Company’s Common Stock on December 31, 2002 as quoted on the composite price history of the New York Stock Exchange.
(1)	The 650,000 stock options held by Mr. Merritt as of December 31, 2002, were granted on January 27, 1999, expire on January 27, 2009, and are exercisable as follows at an exercise price of $24.875 per share: (a) 50,000 shares on or after January 27, 2002, (b) 150,000 shares on or after January 27, 2003, and (c) 450,000 shares on or after January 27, 2004.

(2)	Of the 825,500 stock options held by Mr. Avery as of December 31, 2002: (i) 92,500 were granted on September 1, 1993, expire on September 1, 2003, and were exercisable in full as of December 31, 2002 at an exercise price of $14.33 per share; (ii) 150,000 were granted on January 25, 1995, expire on January 25, 2005, and were exercisable in full as of December 31, 2002 at an exercise price of $17.67 per share; (iii) 83,000 were granted on July 23, 1997, expire on July 23, 2007, and were exercisable in full as of December 31, 2002 at an exercise price of $15.00 per share; (iv) 200,000 were granted on February 2, 2000, expire on February 2, 2010, and are exercisable as follows at an exercise price of $24.94 per share: (a) 40,000 shares on or after January 1, 2003, (b) 40,000 shares on or after January 1, 2004, and (c) 120,000 shares on or after January 1, 2005; and (v) 300,000 were granted on April 25, 2001, expire on April 25, 2011, and are exercisable as follows at an exercise price of $28.06 per share: (a) 60,000 shares on or after April 25, 2004, (b) 60,000 shares on or after April 25, 2005, and (c) 180,000 shares on or after April 25, 2006.

Messrs. Sullivan, Basham and Gannon do not have any options to acquire Common Stock of the Company.

REPORT BY THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

     The Company’s executive compensation program is administered by the Compensation Committee of the Board, which has responsibility for all aspects of the compensation program for the executive officers of the Company. The Compensation Committee consists of three directors whose names are listed at the end of this report, each of whom is a

Non-Employee Director within the meaning of Rule 16b-3 under the Exchange Act and an Outside Director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     The Compensation Committee’s primary objective with respect to executive compensation is to establish programs that attract and retain key managers and align their compensation with the Company’s overall business strategies, values and performance. To this end, the Compensation Committee established, and the Board endorsed, an executive compensation philosophy for 2002 that included the following considerations:

* a “pay-for-performance” feature that differentiates compensation results based upon the Company’s annual financial performance;
* stock incentives, in certain cases, as a component of total compensation to closely align the interests of the Company’s executives with the long-term interests of stockholders that facilitate the retention of talented executives and encourage Company stock ownership and capital accumulation; and

* emphasis on total compensation versus cash compensation, under which base salaries are generally set somewhat lower than competitive levels but that motivates and rewards Company executives with total compensation (including incentive programs) at or above competitive levels, if the financial performance of the Company meets or exceeds goals established for the year.

     For 2002, the Company’s executive compensation program was comprised of the following primary components: (a) base salaries; (b) cash incentive opportunities; and (c) long-term incentive opportunities in the form of stock options for certain executives. Each of those components is discussed below.

     Base Salaries. The Compensation Committee generally attempts to set base salaries of executive officers at levels that are below “market” rates, as determined from information gathered by the Company from companies that are similar in size and in the same industry group as the Company and that were used by Dow Jones in compiling the Dow Jones U.S. Restaurants Index. Base salaries are subject to annual review and adjustment on the basis of individual and Company performance, level of responsibility, individual experience, and competitive, inflationary and internal equity considerations. In 2002, the base salary of Chris T. Sullivan, the Company’s Chief Executive Officer, was increased from $452,025 to $465,586 and was based on such factors as the Company’s profitability, cash flow and capital spending for the prior fiscal year, the aggregate number of new restaurants opened during the prior fiscal year, increases in percentage of same store sales versus budget forecasts, and subjective considerations such as overall employee morale, succession planning, general personnel problems and the Company’s competitive position. The Compensation Committee believes that the executive salaries established by the Compensation Committee, including the salary paid to Mr. Sullivan, the Company’s Chief Executive Officer, are at the lower end of the range of salaries paid by the companies surveyed.

     Cash Incentives. In 2002, Company executives were eligible to receive cash bonus awards to focus their attention on achieving key goals pursuant to the following bonus plans that are designed to provide competitive incentive pay only in the event performance objectives are met or exceeded.

          Annual Cash Incentives for Messrs. Sullivan, Basham, Gannon and Merritt. Messrs. Sullivan, Basham, Gannon and Merritt were eligible to receive annual cash bonus awards based upon the Company meeting or exceeding specific targets for earnings as reflected in the Company’s financial plan submitted by management and approved by the Compensation Committee and the Board. If the Company had met or exceeded the after-tax earnings portion of the Company’s financial plan for the year, in 2002 Messrs. Sullivan, Basham, Gannon and Merritt would have earned a bonus of 25% of their respective base salaries. Also, in such event, the Compensation Committee would have established a bonus pool equal to 25% of the difference between the actual after-tax earnings and the financial plan target, less the aggregate annual bonus amounts previously paid to Messrs. Sullivan, Basham, Gannon and Merritt, and would award this sum to Messrs. Sullivan, Basham, Gannon and Merritt, pro rata, based on their respective base salaries. In 2002, because financial targets were not met, no cash bonuses were paid to Messrs. Sullivan, Basham, Gannon and Merritt.

          Quarterly Cash Incentives for Mr. Avery. The Compensation Committee believes that the success of restaurant operations is essential to the Company’s success, and established a separate quarterly incentive program for Mr. Avery. In 2002, Mr. Avery was eligible to receive a quarterly bonus based upon the Company meeting its operational plan. If the operational plan for a specific quarter was met, Mr. Avery was entitled to earn a bonus of $150,000 for that calendar quarter, subject to a 1% adjustment for each 1% above or below the operational plan. In 2002, Mr. Avery earned quarterly bonuses aggregating $522,645 under this plan.

     Long-Term Stock Incentives. The Company’s Amended and Restated Stock Option Plan (the “Stock Option Plan”) provides for the issuance of “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code, and nonqualified stock options to officers and other employees of the Company. The Stock Option Plan was originally adopted by the Board and stockholders in 1992 and has been amended from time to time. Grants to executives under the Company’s Stock Option Plan are designed to align a portion of the executive compensation package with the long-term interests of the Company’s stockholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

     Grants of stock options generally are limited to officers (other than Messrs. Sullivan, Basham and Gannon) and other key employees and managers of the Company or its subsidiaries who are in a position to contribute substantially to the growth and success of the Company and its subsidiaries. Stock options are designed to reward exceptional performance with a long-term benefit, facilitate stock ownership and deter recruitment of key Company personnel by competitors and others. In evaluating annual compensation of executive officers (other than Messrs. Sullivan, Basham and Gannon), the Compensation Committee takes into consideration stock options as a percentage of total compensation, consistent with its philosophy that stock incentives more closely align the interests of Company employees with the long-term interests of stockholders. In granting stock options to executive officers, the Compensation Committee has considered the number and size of stock options already held by an executive officer when determining the size of stock option awards to be made to the officer in a given fiscal year. The terms of stock options are established by the Compensation Committee.

     No executive officer of the Company was granted stock options in 2002. As of February 28, 2003, the named executive officers appearing in the Summary Compensation Table held stock or the right to acquire stock representing 15.04% of the Company’s outstanding Common Stock, assuming the exercise of all outstanding options held by executive officers that are exercisable within 60 days of February 28, 2003. Neither Messrs Sullivan, Basham or Gannon, the Company’s founders, have ever been granted options to acquire shares of the Company’s Common Stock.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a deduction to any publicly held corporation for compensation paid to a “covered employee” in excess of $1 million per year. A covered employee is any employee who appears in the Summary Compensation Table who is also employed by the Company on the last day of the Company’s calendar year. The Company generally structures its compensation programs to avoid limitation on deductibility of compensation paid to covered employees. The Compensation Committee may consider alternatives to its existing compensation programs in the future with respect to qualifying executive compensation for deductibility.

     Conclusion. As described above, the Company’s executive compensation program is designed to provide a link between total compensation and the Company’s performance and long-term stock price appreciation consistent with the compensation philosophies set forth above. This program has been established since the Company’s inception, and the

Compensation Committee believes it has been a significant factor in the Company’s growth and profitability and the resulting gains achieved by the Company’s stockholders.

Compensation Committee

Charles H. Bridges
Edward L. Flom
Lee Roy Selmon, Chairman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Charles H. Bridges, Lee Roy Selmon and Edward L. Flom, none of whom is or was an officer or employee of the Company or any of its subsidiaries. Mr. Selmon serves as Chairman of the Compensation Committee.

     On November 7, 2000, the Company opened a restaurant named “Lee Roy Selmon’s.” This restaurant is owned by Selmon’s/Florida-I, Limited Partnership. OS Southern, Inc., a wholly owned subsidiary of the Company, is the sole general partner and 70% owner of Selmon’s/Florida-I, Limited Partnership. Lee Roy Selmon, a director of the Company, owns a 10% limited partner interest in Selmon’s/Florida-I, Limited Partnership. Mr. Selmon acquired his interest in the partnership in exchange for the use of his name and a capital contribution of $101,000. The purchase price was established by the Board based on the value of Mr. Selmon’s name and the partnership’s cash expenditure necessary to open the restaurant. Mr. Selmon will also receive a 1% royalty from any future Lee Roy Selmon’s restaurants opened by the Company or its affiliates.

REPORT BY THE AUDIT COMMITTEE

     The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

     The Audit Committee of the Board is responsible for overseeing the Company’s financial reporting process on behalf of the Board and operates under a written charter adopted by the Board, which was provided to stockholders as an attachment to the Proxy Statement for the 2001 annual meeting. During 2002, the Audit Committee was composed of four independent directors, as required by the New York Stock Exchange listing standards. The Audit Committee annually recommends to the Board the selection of the Company’s independent auditors. For the year 2002, PricewaterhouseCoopers LLP was the Company’s independent auditor.

     Management is responsible for the Company’s financial statements and the financial reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company and has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee further considered whether the provision by PricewaterhouseCoopers LLP of the non-audit services described elsewhere in this Proxy Statement is compatible with maintaining the auditors’ independence.

     Based upon (i) the Audit Committee’s review and discussion of the audited financial statements with management and the independent auditors, (ii) the Audit Committee’s review of the representation of management and (iii) the disclosures by the independent auditors to the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the SEC. The Audit Committee and the Board have also recommended the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2003. For the year 2003, the Audit Committee is comprised of the following individuals:

W.R. Carey, Jr., Chairman
John A. Brabson, Jr.
Debbi Fields
Thomas A. James
Toby S. Wilt

     Audit Fees. During fiscal year 2002, PricewaterhouseCoopers LLP provided various audit, audit-related and non-audit services to the Company as follows:

a)	Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company’s fiscal year 2002 annual financial statements and review of financial statements in the Company’s Form 10-Q Reports: $181,630.

b)	Financial Information Systems Design and Implementation Fees: None.
c)	Fees for Audit of Employee Benefit Plans: $28,000.

     The Audit Committee of the Board has considered whether provision of other services is compatible with maintaining the independent accountant’s independence and has determined that such services have not adversely affected PricewaterhouseCoopers LLP’s independence. Upon recommendation of the Audit Committee, the Board has appointed PricewaterhouseCoopers LLP as independent auditors to examine the consolidated financial statements of the Company for the fiscal year ending December 31, 2002.

DIRECTORS’ COMPENSATION

     Directors of the Company who are not employees of the Company receive fees of $15,000 per year paid quarterly, $1,000 per Board meeting attended, and $500 per committee meeting attended, plus reimbursement of the expenses of attending meetings. In July 1997, the Board adopted the Outback Steakhouse, Inc. Directors’ Deferred Compensation and Stock Plan (“Deferred Compensation Plan”). Under the terms of the Deferred Compensation Plan, directors who are not employees of the Company are required to receive at least 50% of their total fees in Common Stock of the Company and may choose to receive the remaining 50% in cash and/or shares of Common Stock in the Company. The receipt of any portion in shares of Common Stock of the Company may be deferred and held as share equivalents under the Deferred Compensation Plan for a period of time, as determined by each director. In 2002, Mr. Brabson received

$10,750 in cash and $10,750 in Common Stock; Mr. Bridges received $4,750 cash and $14,250 in Common Stock; Messrs. Carey and Flom, and Mrs. Fields each elected to receive their fees of $22,000, $19,500 and $21,000, respectively, all in Common Stock; Mr. Selmon received $10,000 in cash and $10,000 in Common Stock; and Mr. Wilt received $10,750 in cash and $10,750 in Common Stock. All of the fees taken in the form of Common Stock have been deferred for the year 2002.

     Generally, upon election to the Board, each director who is not an executive officer is granted a one-time stock option to acquire 45,000 shares of Common Stock. The exercise price for such shares is equal to the closing sale price of the Common Stock on the date of the grant as reported on the Nasdaq National Market System for grant dates before June 15, 2000, or the New York Stock Exchange for grant dates on or after June 15, 2000. Options granted to directors generally are granted upon the same terms and conditions as options granted to executive officers and key employees. In accordance with this policy, on October 23, 2002, options to acquire 45,000 shares were granted to Thomas A. James at an exercise price of $30.60 per share.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Avery is employed with the Company pursuant to an Employment Agreement dated October 1990. In October 2000, the Company entered into an extension of the term of the Employment Agreement with Mr. Avery, extending the term of his employment for an additional five-year period ending October 2005. The Employment Agreement restricts the ability of Mr. Avery to compete with OSF for a period of two years following termination of his employment.

     Effective February 29, 1996, the Company entered into Stock Redemption Agreements (each an “Agreement”) with each of Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon, all of whom are executive officers, directors, and founders of the Company (individually, an “Executive”),. Under the terms of each Agreement, following the Executive’s death, the Personal Representative of the Executive will have the right to require the Company to purchase up to $30 million worth of Common Stock beneficially owned by the Executive at the date of death, for a per share price equal to the mean (rounded to the nearest one-tenth of one cent) of the last sale price of the Company’s Common Stock as quoted on the New York Stock Exchange or the principal exchange on which the Company’s Common Stock is then traded for 30 consecutive trading days ending on the business day before the Executive’s death. In the event, however, that the Executive’s death results (i) from an illness that was diagnosed or an accident that occurred within one year of the Executive’s death, and (ii) the accident or illness was publicly disclosed, then the per share purchase price will be equal to the mean (rounded to the nearest one-tenth of one cent) of the last sale price of the Company’s Common Stock as quoted on the New York Stock Exchange or the principal exchange on which the Company’s Common Stock is then traded for 30 consecutive trading days ending on the business day before the date of public disclosure of the accident or illness. The maximum dollar amount of Common Stock that the Company is obligated to purchase from the estate of the Executive is $30,000,000. The Company’s obligation to purchase Common Stock beneficially owned by a deceased Executive is funded by an insurance policy on the life of the Executive owned by the Company providing a death benefit of $30,000,000. The Agreements will remain in place for so long as the Board deems appropriate.

     The Company entered into a Split Dollar Agreement and Limited Collateral Assignment as of November 7, 1999, with each of the respective trusts established by Messrs. Sullivan, Basham, Gannon, Merritt and Avery (“Policy Employees”), pursuant to which the Company pays the premium costs of life insurance policies that pay a death benefit of not less than $5 million to one or more members of a Policy Employee’s family upon the death of that Policy Employee. Under the agreements, the Company pays that portion of each annual policy premium that, in general terms, is equal to the annual increase in the cash value of the policy. The Company may cause the agreements to be terminated and the policies to be surrendered at any time upon 30 days’ prior notice. Upon surrender of the policy or payment of the death benefit under the policy, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company, with all remaining payments to be made to the respective trusts. The Company continues to pay the premium on a related “key man” policy of which the Company is the sole beneficiary and which is designed to work in conjunction with the agreements to insure the repayment to the Company of the aggregate amount of the premiums paid by the Company. See footnote (2) to the “Summary Compensation Table” above for further information on premium payments made by the Company under these policies.

     As of February 28, 2002, Messrs. Sullivan, Basham, and Gannon beneficially owned an aggregate of 10,671,591 shares of the Company’s Common Stock with a value of approximately $343,625,230 based on the closing sale price of the Company’s Common Stock on that date as quoted on the New York Stock Exchange.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during the fiscal year 2002, all filings with the Securities and Exchange Commission of its officers, directors and 10% stockholders complied with requirements for reporting ownership and changes in ownership of the Company’s Common Stock pursuant to Section 16(a) of the Exchange Act, except that Messrs. Avery and Bridges each filed two late Form 4s and Messrs. Brabson, Carey, Flom, Selmon, Wilt and Ms. Fields each filed one Form 4 late.

PERFORMANCE GRAPH

     The following line graph compares the Company’s cumulative total stockholder return with the cumulative total stockholder return of the Dow Jones U.S. Total Market Index and the Dow Jones U.S. Restaurants Index for the last five full fiscal years of the Company ended December 31, 2002:

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
OUTBACK STEAKHOUSE INC.	100	138.70	135.33	135.00	178.70	180.32
DOWJ ONES U.S. TOTAL MARKET	100	124.90	153.28	139.07	122.50	95.45
DOWJ ONES RESTAURANTS	100	138.66	135.39	127.18	124.38	100.90

Certain Relationships and Related Transactions

     Mr. Sullivan, through his corporation Out of the Park, Inc., and Mr. Basham, through his corporation Touch ‘Em All, Inc., each own a percentage of Tampa Bay Devil Rays, Ltd., as general partners. Messrs. Sullivan and Basham own all of the outstanding Common Stock of their respective corporations and serve as their only directors and officers. In 2002, OSF paid to Tampa Bay Devil Rays, Ltd., the owners of the Tampa Bay Devil Rays American League Baseball Franchise, the aggregate amount of $295,446 to lease four signs for advertising pursuant to a contract entered into on September 9, 1996 that ended in 2002. OSF is in the process of extending its contract. The amounts proposed to be paid to the Tampa Bay Devil Rays, Ltd., under the contract for future years is: $230,000 for 2003, $236,900 for 2004, $244,007 for 2005, $251,327 for 2006, $258,867 for 2007 and $266,633 for 2008. On February 20, 1995, OSF entered into a Private Suite License Agreement with Tampa Bay Devil Rays, Ltd., for a private suite at Tropicana Field located in St. Petersburg, Florida, commencing on March 31, 1998, and ending on December 31, 2007. The license fee is $100,000 per year plus sales tax. In 2002, $112,259 was paid.

     On November 7, 2000, the Company opened a restaurant named “Lee Roy Selmon’s.” This restaurant is owned by Selmon’s/Florida-I, Limited Partnership. OS Southern, Inc., a wholly-owned subsidiary of the Company, is the sole general partner and 70% owner of Selmon’s/Florida-I, Limited Partnership. Lee Roy Selmon, a director of the Company, owns a 10% limited partner interest in Selmon’s/Florida-I, Limited Partnership. Mr. Selmon acquired his interest in the partnership in exchange for the use of his name and a capital contribution of $101,000. The purchase price was established by the Board based on the value of Mr. Selmon’s name and the partnership’s cash expenditure necessary to open the restaurant. Mr. Selmon will also receive a 1% royalty from any future Lee Roy Selmon’s restaurants opened by the Company or its affiliates.

     Charles H. Bridges, a member of the Board, owns a 10% interest in an unafflilated limited partnership that owns and operates an Outback Steakhouse® restaurant pursuant to a franchise agreement with OSF.

     Toby S. Wilt, a member of the Board, through his wholly-owned corporation, TSW Investments, Inc., has made investments in the aggregate amount of $330,500 in seven limited partnerships in which Carrabba’s Italian Grill, Inc. (“Carrabba’s”), a subsidiary of the Company, owns a 45% interest as a general partner, and that own and operate certain Carrabba’s Italian Grill® restaurants pursuant to franchise agreements with Carrabba’s.

     Paul E. Avery, a member of the Board and named executive officer of the Company, has made investments in the amount of (i) $240,000 in 10 limited partnerships in which Carrabba’s owns a 45% interest as a general partner, and that own and operate certain Carrabba’s Italian Grill® restaurants pursuant to franchise agreements with Carrabba’s; (ii) $330,000 in three limited partnerships in which Bonefish Grill, Inc., a subsidiary of the Company, owns a 45% interest as general partner, and that own and operate certain Bonefish Grill™ restaurants, pursuant to franchise agreements with Bonefish Grill, Inc.; and (iii) $87,500 in one unaffiliated limited partnership that owns and operates a Bonefish Grill™ restaurant pursuant to a franchise agreement with Bonefish Grill, Inc.

SELECTION OF INDEPENDENT AUDITORS

     At the meeting of the Board of the Company held on January 23, 2002, the Board selected PricewaterhouseCoopers LLP to serve as the independent auditors for the Company and its subsidiaries for the year ended December 31, 2002, and at the meeting held on January 22, 2003, the Board selected PricewaterhouseCoopers LLP to serve as the independent auditors for the Company and its subsidiaries for the year ending December 31, 2003.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the stockholders’ meeting with the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from stockholders.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

     In accordance with notices we sent to certain stockholders, we are sending only one copy of our annual report and Proxy Statement to stockholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources.

     If you received a householded mailing this year and you would like to have additional copies mailed to you or you would like to opt out of this practice for future mailings, please submit your request via e-mail to the Company’s website: www.outback.com under the heading Investor Relations or in writing to the Company, Attention: Investor Relations at 2202 North West Shore Boulevard, 5th Floor, Tampa, Florida 33607. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal at the 2004 Annual Meeting of Stockholders for inclusion in the Proxy Statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than November 20, 2003. The Company will not be required to include in its Proxy Statement or form of proxy a stockholder proposal that is received after that date or that otherwise fails to meet requirements for stockholder proposals established by regulations of the SEC.

     As to any proposal that a stockholder intends to present to stockholders other than by inclusion in the Company’s Proxy Statement for the 2004 Annual Meeting of Stockholders, the proxies named in the Company’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed not later than February 3, 2004. Even if proper notice is received on or prior to February 3, 2004, the proxies named in the Company’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act, as amended.

OTHER MATTERS

     The solicitation of proxies is made by the Board on behalf of the Company. The cost of the solicitation will be borne by the Company, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited by internet, telephone, telegraph or personally. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

     If the enclosed proxy is executed and returned, the shares represented by the proxy will be voted in accordance with any specifications made by the stockholder. In the absence of any such specification, they will be voted to elect the directors as set forth under “Election of Directors” above. Pursuant to applicable law, broker nonvotes and abstaining votes will not be counted in favor of or against the election of any nominee for director or any proposal presented at the meeting.

     Your presence at the meeting will not operate to revoke your proxy. You may revoke your proxy at any time if it has not been exercised by giving written notice to the Company.

     If any other matters shall come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board does not know of any other matters that will be presented for action at the meeting.

March 28, 2003	By Order of the Board of Directors JOSEPH J. KADOW Secretary

OUTBACK STEAKHOUSE, INC. 2202 N. WEST SHORE BLVD., 5TH FLOOR TAMPA, FL 33607	VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Outback Steakhouse, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	OUTBCK	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OUTBACK STEAKHOUSE, INC.
Vote On Directors
1.	ELECTION OF DIRECTORS	For All	Withold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
	Nominees: 01) Debbi Fields 02) Thomas A. James 03) Robert S. Merritt 04) Chris T. Sullivan	[ ]	[ ]	[ ]

		For	Against	Abstain
2.	In their discretion to act on any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.	[ ]	[ ]	[ ]

Sign, Date and Return the Proxy card Promptly Using the Enclosed Envelope.
For address changes and/or comments, please check this box and write them on the back where indicated.	[ ]
Your signature on this Proxy form should be exactly as name appearing hereon. Persons signing as executors, administrators, trustees and similar capacities should so indicate. For joint accounts in the name of each joint owner should signed.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

OUTBACK STEAKHOUSE, INC.
2202 N. WEST SHORE BLVD., 5TH FLOOR
TAMPA, FL 33607

COMMON STOCK PROXY

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 23, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert D. Basham, J. Timothy Gannon and Joseph J. Kadow, and each of them as Proxy holders and attorneys, with full power of substitution, to appear and vote all the Common Stock of Outback Steakhouse, Inc. (the “Company”), which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at A la Carte Event Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634, on Wednesday, April 23, 2003, at 10:00 a.m., Tampa time, and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given, and authorizes and directs said Proxy holders to vote all the Common Stock of the Company represented by this Proxy as follows, with the understanding that if no directions are given on the reverse side, said shares will be voted FOR the election of the four Directors nominated by this Board of Directors and FOR the proposals set forth on the reverse side.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on other side.) (Continued, and to be executed and dated on the other side.)